Exhibit 8.1

List of Subsidiaries

1. A. Telecom S.A. (formerly Assist Telefônica)

2. Companhia AIX de Participações (50% share ownership)

3. Companhia ACT de Participações (50% share ownership)

4. Aliança Atlântica Holding B.V. (50% share ownership)